Oaxaca Resources Corp.
7458 Allison Place, Chilliwack, British Columbia, Canada, V4Z 1J7

______________________________________________________________________________

Private and Confidential

March 15, 2016

Garmatex Technologies, Inc.
Suite 101, 2455 - 192nd Street, Surrey, British Columbia, Canada, V3Z 3X1

Attention:       Board of Directors

Dear Sirs/Mesdames:

Re:

Transaction between Oaxaca Resources Corp. and Garmatex Technologies, Inc.

This letter of intent (the "LOI") is intended to describe the essential terms and conditions of the agreement between Oaxaca Resources Corp., or its assignee ("Company"), and Garmatex Technologies, Inc. ("Garmatex") and the shareholders of Garmatex (the "Garmatex Shareholders"), with respect to a proposed business combination which will entail the acquisition of all of the issued and outstanding capital stock of Garmatex (the "Shares") by way of a statutory arrangement (the "Arrangement") pursuant Part 9, Division 5, of the Business Corporations Act (British Columbia) (the "BCBCA").

Upon execution of this LOI, the parties shall instruct legal counsel to prepare a definitive agreement (the "Arrangement Agreement") which, upon execution, shall replace and supersede this LOI. For purposes of this LOI, the Company, Garmatex and the Garmatex Shareholders are sometimes collectively referred to as "parties" and individually as a "party".

The terms and conditions contained herein are non-binding except for sections 9 - "Standstill, Confidentiality and Public Announcements" and 12 - "Expenses and Finder's Fees" below and the binding terms include the agreement of the parties to deal exclusively for the purpose of enabling the Company to complete the proposed Arrangement.

A summary of the principal terms and conditions of the Arrangement are as follows:

1.        The Parties

1.1     The Company is a company incorporated under the Nevada Revised Statutes, is a reporting company in the United States and its common stock is presently listed for trading on the OTC Markets Group Inc.

1.2     Garmatex is a private company incorporated under the BCBCA and is engaged in the apparel business.

2.        The Transaction

2.1     The Company and Garmatex will enter into the Arrangement Agreement whereby all outstanding securities of Garmatex will be exchanged for equivalent securities of the listing applicant company that is expected to be renamed from Oaxaca Resources Corp. to "Garmatex Technologies, Inc." or such other company name as Garmatex may determine ("Arrangeco") on the terms set out herein (the proposed "Transaction"). It is intended that the common shares of Arrangeco will be listed and posted for trading on the OTC Markets Group Inc. (the "Exchange"). The parties agree that the final structure of the proposed Transaction is subject to the mutual agreement of the parties, acting reasonably, subject to their receipt of satisfactory tax, corporate, securities law and financial advice.

3.        Consideration

3.1     It is expected that the proposed Transaction will provide that, subject to:

(a)     the conversion of all outstanding convertible debentures in Garmatex (the "Garmatex Debenture Conversion") resulting in a total issuance of approximately 6,782,000 Shares;

(b)     the settlement of certain outstanding indebtedness of Garmatex resulting in the issuance of approximately 2,900,000 Shares (the "Garmatex Debt Settlement"); and

(c)     the proposed Garmatex share consolidation (the "Garmatex Share Consolidation") on a one (1) new for five (5) old basis;

each Garmatex Shareholder will receive one (1) common share of Arrangeco for every one (1) post-Garmatex Share Consolidation Share of Garmatex, resulting in approximately 25,859,755 shares issued to Garmatex Shareholders (excluding any Arrangeco common shares to be issued pursuant to the Concurrent Company Financing (as hereinafter defined)) in Arrangeco at the closing of the proposed Transaction. It also expected that all post-Garmatex Share Consolidation share purchase warrants and stock options to acquire an aggregate of up to 1,961,774 and 983,000 post-Garmatex Share Consolidation Shares of Garmatex, respectively, will be issued in Arrangeco at the closing of the proposed Transaction.

3.2     It is also expected that the proposed Transaction will provide that, subject to:

(a)     the prior cancellation by certain shareholders of the Company of an aggregate of up to 1,320,000 pre-Company Forward Stock Split (as hereinafter defined) restricted common shares currently held by them in the Company (collectively, the "Company Founder Cancellation");

(b)     the issuance, by way of a private placement, of up to an aggregate of 12,500,000 post-Company Forward Stock Split (as hereinafter defined) common shares and/or units (each a "Unit") of the Company, at a subscription price of not less than $0.40 per common share and/or Unit (representing $5.00 per common share and Unit pre-Company Forward Stock Split); and with each Unit being comprised of not greater than one common share and one-half of one share purchase warrant of the Company (each a "Warrant") exercisable for Warrant common shares at not less than US$0.60 per Warrant common share and for not longer than two years from the completion of the Transaction (collectively, the "Concurrent Company Financing"); and

(c)     the proposed Company proposed forward stock split (the "Company Forward Stock Split") on a 12 and one-half (12.5) new for one (1) old basis.

As a result of the Company Forward Stock Split and the Company Founder Cancellation there will be approximately 15,000,000 common shares issued and outstanding in the Company (excluding any common shares to be issued pursuant to the Concurrent Company Financing and the closing of the Transaction).

4.        Loans to Garmatex by the Company

4.1     In conjunction with and as a condition to the entering into of this LOI by the parties hereto, the Company, on behalf of itself or its various investors (in each such case being a "Lender" herein), has hereby agreed to use its commercially reasonable efforts to advance by way of a loan or loans to Garmatex (collectively, the "Loan"); as requested by Garmatex from time to time after the execution hereof and prior to or commensurate with the completion of the Transaction; the aggregate principal sum of all of the net Concurrent Company Financing proceeds (collectively, the "Principal Sum") received prior to the completion of the Transaction together with, in each such instance, interest accruing on any Principal Sum of a Loan amount hereunder at the rate of five percent (5%) per annum, compounded semi-annually and not in advance (the "Interest") prior to maturity; and with maturity in each such instance of a Loan shall be on the date that is the earlier of (i) nine months from the advancement date of any such Principal Sum Loan by any Lender to Garmatex, (ii) the closing of the Transaction or (iii) 90 calendar days from the termination, for any reason whatsoever, of this Agreement (such earlier date referred to as the "Maturity").

4.2     In this regard the parties hereby acknowledge and agree that any such Principal Sum and Interest will be secured, contemporaneously with the advancement of any funds under any such Loan, by way of a senior, subordinated (subordinated only to Garmatex's existing secured indebtedness), fixed and floating charge on all of the assets of Garmatex. In this regard it is hereby also acknowledged and agreed that, upon the completion of the within Transaction, it is intended, subject to the Company's prior receipt of appropriate accounting and legal advice, that any Loan from the Company will simply be forgiven, or become an inter-company account as the situation may require.

4.3     Notwithstanding any other provisions of the pending Loans and including, without limitation, Garmatex's right of redemption, at any time prior to any Principal Sum Loan's requisite Maturity date, the Company will have, in addition to all of the rights specifically provided for under the pending Loans, the exclusive right and option, in its sole and absolute discretion, to elect to convert any portion of the then Principal Sum Loan and Interest outstanding hereunder into such securities of Garmatex that will form any form of financing that is completed contemporaneously with the initial listing of Garmatex on any recognized stock exchange or over-the-counter market as the case may be in North America.

5.        Due Diligence

5.1     In addition to other customary conditions and other conditions agreed to by the parties to be set out in the Arrangement Agreement, the Arrangement will be subject to: (i) the completion of all legal, business and technical due diligence to the satisfaction of each party; (ii) the timely receipt by each party of all operational and technical documentation, material contracts or financial data as may be reasonably requested (the "Due Diligence Materials") from the other party; and (iii) the receipt of all required consents and approvals as may be necessary to complete the Arrangement and other matters contemplated hereby.

5.2     Each of the parties agrees to return or destroy any materials delivered in accordance with Section 4 of this LOI if this LOI is terminated for any reason other than execution of the Arrangement Agreement.

6.        Arrangement Agreement

6.1     The Arrangement Agreement shall be based substantially on the terms and conditions set forth herein and will contain, among other things, customary representations and warranties of each of the parties. This LOI shall be replaced or superseded by the Arrangement Agreement.

6.2     The parties agree to exclusively cooperate with each other in good faith in connection with the preparation and negotiation of the Arrangement Agreement and all related documents, in the obtaining of all necessary consents and regulatory approvals and in complying with all regulatory requirements including, but not limited to, all applicable corporate and securities laws.

7.        Closing Conditions

7.1     In addition to the customary conditions set out in a typical agreement for a proposed Transaction of this type, closing is subject to the satisfaction or waiver of the following closing conditions, which will be for the benefit of either and/or both parties:

(a)     board approval, shareholder and security holder approval (if necessary) of the Arrangement and other matters contemplated by this LOI and the Arrangement Agreement to be obtained by each party;

(b)     the completion of due diligence by the parties;

(c)     all applicable regulatory approvals with respect to the Arrangement having been obtained including, but not limited to, the relevant securities commissions and the Supreme Court of British Columbia, as applicable;

(d)     the execution and delivery of the Arrangement Agreement;

(e)     the completion of the Garmatex Debenture Conversion;

(f)     the completion of the Garmatex Debt Settlement;

(g)     the completion of the Garmatex Share Consolidation;

(h)     the completion of the Company Founder Cancellation;

(i)     the completion of the Concurrent Company Financing;

(j)     the completion of the Company Forward Stock Split; and

(k)     the completion of any and all Loans by the Company to Garmatex.

8.        Closing Date

8.1     Closing of the proposed Transaction is anticipated to occur prior to July 31, 2016 (the "Closing"). The parties will use all reasonable efforts to cause the Closing to occur as soon as practicable. Time is of essence of this LOI.

9.        Standstill, Confidentiality and Public Announcements

9.1     In consideration of the parties' within agreement to complete the proposed Transaction on the terms and conditions as set forth in this LOI, each of the parties hereby undertake for themselves, and for each of their respective agents and advisors, that they will not until the earlier of the Closing or the termination of this LOI approach or consider any other potential purchasers, or make, invite, entertain or accept any offer or proposal for the proposed sale of any interest in and to any of the common stock or the assets or the respective business interests of the parties, as the case may be, or, for that matter, disclose any of the terms of this LOI, without the parties' prior written consent. In this regard each of the parties hereby acknowledges that the foregoing restrictions are important to the respective businesses of the parties and that a breach by any of the parties of any of the covenants herein contained would result in irreparable harm and significant damage to each affected party that would not be adequately compensated for by monetary award. Accordingly, the parties hereby agree that, in the event of any such breach, in addition to being entitled as a matter of right to apply to a court of competent equitable jurisdiction for relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions hereof, any such party will also be liable to the other party, as liquidated damages, for an amount equal to the amount received and earned by such party as a result of and with respect to any such breach. The parties hereby also acknowledge and agree that if any of the aforesaid restrictions, activities, obligations or periods are considered by a court of competent jurisdiction as being unreasonable, they agree that said court shall have authority to limit such restrictions, activities or periods as the court deems proper in the circumstances.

9.2     Except as and to the extent required by law, neither of the parties will disclose or use, and will direct their respective representatives not to disclose or use to the detriment of the other party, any Confidential Information (as defined herein) with respect to such other party furnished, or to be furnished, by either party or their respective representatives to such other party or its representatives at any time or in any manner other than as may be agreed to by such other party. "Confidential Information" means any information about a party unless: (i) such information is already known to the other party or its representatives or to others not bound by a duty of confidentiality; (ii) such information becomes publicly available through no fault of the other party or its representatives; (iii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Arrangement; or (iv) the furnishing or use of such information is required by, or necessary or appropriate in connection with, legal proceedings. Upon the written request of the disclosing party, the other party will promptly return or destroy any Confidential Information in its possession and certify in writing to the other party that it has done so.

9.3     Neither party shall disclose for any purpose whatsoever to any person (except agents or advisors) the existence or contents of this LOI until required by relevant securities regulatory or stock exchange requirements or agreed to by both parties.

10.      The Board of Directors and Management

10.1   The board of directors of Arrangeco upon completion of the Transaction is expected to consist of five directors, four of whom shall be designated by Garmatex and the remaining one director shall be designated by the Company.

10.2   The senior management team of Arrangeco will consist of those officers appointed by the new Board of Arrangeco.

11.        Investor Relations

11.1   The parties acknowledge that, upon Closing, Arrangeco will engage an investor relations consultant satisfactory to both parties.

12.      Expenses and Finder's Fee

12.1   Each of the parties agrees that, whether or not the Transaction is consummated, each will pay its own and its representatives' fees and expenses, including any fee for advice or opinions incurred in connection with the negotiation, preparation, execution and delivery of this LOI and any other agreements, documents, opinions or evaluations contemplated hereby, including the Arrangement Agreement.

12.2   It is acknowledged and agreed by the parties that a finder's fee, payable in common shares of Arrangeco and up to the maximum amount allowable pursuant to the policies of the Exchange, if applicable, may be payable by Garmatex in respect of the successful completion of the Transaction.

13.      Further Assurances

13.1   Subject to the provisions hereof, each party shall do all such things and execute and deliver all such further documents and instruments as the other Party may reasonably require to give effect to and implement this LOI and the transactions contemplated hereunder all in accordance with their true intent, and shall act in good faith in negotiation of the documentation to complete the transactions contemplated hereby.

14.      Termination

14.1   This LOI, unless extended by mutual agreement, shall terminate on the earlier of:

(a)     April 15, 2016 if the Arrangement Agreement has not been executed by the parties by such date; and

(b)     the execution of the Arrangement Agreement by the parties.

15.      Governing Law

15.1   This LOI and the Arrangement Agreement shall be governed by and construed solely in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the parties attorn to the exclusive jurisdiction of the courts of the Province of British Columbia in any proceedings hereunder.

16.      Entire Agreement

16.1   This LOI, including all the Schedules attached hereto embodies the understanding of the parties and supersedes all prior agreements or understandings with respect to the subject matter hereof.

17.      Notices

17.1   Any notice or other communication required or permitted to be given under this LOI shall be in writing and shall be sufficiently given or made by delivery or by facsimile, e-mail or similar facsimile transmission (receipt confirmed) to the respective parties as follows:

(a)       If to Garmatex:         Garmatex Technologies, Inc.
           Suite 101, 2455 - 192nd Street, Surrey, British Columbia, Canada,
           V3Z 3X1
           Attention:         Darren Berezowski, CEO
           Email:              dberezowski@garmatex.com; and

(b)       If to the Company:          Oaxaca Resources Corp.
           7458 Allison Place, Chilliwack, British Columbia, Canada, V4Z 1J7
           Attention:         Devon Loosdrecht, CEO
           Email:              devon.a.loosdrecht@gmail.com.

Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or so telecopied or electronically or otherwise transmitted. Any party may change its address by notice to the other in the manner set out above.

This LOI may be executed in one or more counterparts, each of which so signed, whether in original, or delivered electronically or by facsimile, shall be deemed to be an original and bear the dates as set out above and all of which together will constitute one and the same instrument.

If this LOI accurately reflects the intentions of Garmatex, please so indicate by executing and returning a copy of this LOI to the undersigned no later than 5:00 p.m. Pacific Standard Time on March 10, 2016 (by facsimile or email to the attention of Michael Gilliland). In the event we do not receive a copy of this Agreement signed on behalf of Garmatex by such time, this Agreement shall be deemed null and void and of no further effect.

I look forward to working with you.

Yours truly,

Oaxaca Resources Corp.

Per:      /s/ Devon Loosdrecht
            Name:  Devon Loosdrecht
            Title:    Chief Executive Officer

Accepted and agreed to this 15th day of March, 2016, by:

Garmatex Technologies, Inc.

Per:      /s/ Darren Berezowski
            Name:  Darren Berezowski
            Title:    Chief Executive Officer

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Schedule "A"

Authorized and Issued Share Capital of Garmatex

Authorized share capital:	Unlimited Common Shares
Approximate issued and outstanding common shares:	129,298,775*
Approximate issued and outstanding warrants:	9,808,872
Approximate issued and outstanding stock options:	4,915,000

*          Giving effect to the proposed Garmatex Debenture Conversion and the proposed Garmatex Debt Settlement, however, prior to giving effect to the proposed Garmatex Share Consolidation.

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Schedule "B"

Authorized and Issued Share Capital of the Company

Authorized share capital:	90,000,000 common shares and 10,000,000 preferred shares
Approximate issued and outstanding common shares:	2,520,000*
Approximate issued and outstanding warrants:	Nil
Approximate issued and outstanding stock options:	Nil

*        Prior to giving effect to the Founder Cancellation and the Company Forward Stock Split.

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